SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(A)
             OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )


Filed by the registrant / /

Filed by a party other than the registrant /X/

Check the appropriate box:

         / /   Preliminary Proxy Statement
         / /   Confidential, for Use of the Commission Only (as permitted by
               Rule 14a-6(e)2))
         / /   Definitive Proxy Statement
         / /   Definitive Additional Materials
         /X/   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14(a)-12



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                  (Name of Registrant as Specified in Charter)


             THE COMMITTEE TO REVITALIZE DOMINION BRIDGE CORPORATION
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      (Name of Person(s) filing Proxy Statement, if other than Registrant)


         Payment of filing fee (check the appropriate box):

         /X/      No fee required.

         / / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         (1) Title of each class of securities to which transaction applies:

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         (2)      Aggregate number of securities to which transaction applies:

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         (3)      Per  unit  price  or other  underlying  value  of  transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


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         (4)      Proposed maximum aggregate value of transaction:

         (5)      Total fee paid:

         / /      Fee paid previously with preliminary materials.


         / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)      Amount Previously Paid:



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         (2)      Form, Schedule or Registration Statement no.:



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         (3)      Filing Party:



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         (4)      Date Filed:

                                  PRESS RELEASE

                          DOMINION BRIDGE'S MANAGEMENT
                    SIDESTEPS RESPONSIBILITY FOR ITS RECORD,
              SEEKS INSTEAD TO ACCUSE COMMITTEE OF IMPROPER MOTIVES


         New York -- June 2, 1997 -- The Committee to Revitalize Dominion Bridge Corporation announced today that it was disappointed, but hardly surprised, by the response issued today to its proposed written consent to remove Michael Marengere and other senior management executives of Dominion Bridge Corporation (NASDAQ: DBCO).

         The Company's announcement called the Committee's action "an illegal takeover attempt", with "no premium" being offered to other stockholders. The Committee questions how a proxy contest through written consents, in which existing stockholders are given the freedom to chose new senior management, can be either "illegal" or even a "takeover". It is a democratic process which apparently the Company is hoping to subvert through every available means.

         The Company's announcement also states that the new bylaws being proposed by the Committee would "divest board members of their ability to fulfill their fiduciary responsibilities". The Committee flatly denies this allegation. To the contrary, the new bylaws are aimed at giving stockholders a greater voice by inserting various measures to help ensure accountability by the

Board of Directors. These include the right of stockholders to replace senior executives, call a special meeting and approve the chairman's compensation. If the Board was currently fulfilling its fiduciary responsibilities, the Committee believes that these measures would not be necessary.

         Finally, the Company's press release accuses Committee members of "violating securities laws and destroying the companies with which they have been associated". No doubt the Company does not appreciate the irony of this statement given the barrage of lawsuits against the Company's senior management for self-dealing and other improper activities, the dismal performance of the Company's business and the 80% decline in its stock. In addition, the Committee intends to rebut these vague statements by the Company at the appropriate time.

         The Committee urges the Company's Board of Directors to listen to stockholders, not just Marengere and his cohorts, before giving management a blank check to spend the Company's dwindling cash resources to thwart the Committee's proposed written consent action. The Committee stated that it is seeking to meet with the Board of Directors to discuss the issues, but to date no response has been forthcoming.

         The Committee plans to hold an informational meeting for concerned stockholders on Wednesday, June 4, 1997, at 4:00 p.m. at the Harvard Club in New York City.

                                      * * *

         The Committee to Revitalize Dominion Bridge corporation was formed in May 1997 by, and consists, of Messrs. Kuhns, Mariash and Dutton to undertake the written consent solicitation to oust the Company's senior executives. The Committee is an unincorporated business association with its office at 420 Lexington Avenue, Suite 2860, New York, N.Y. 10170. Its telephone number is
(212) 953- 1010. The Committee's officers are Messrs. Kuhns, Mariash and Dutton. Other participants may include Henry Hermann, the executive vice president of Kuhns Brothers & Company, Inc. Mr. Kuhns owns 100 shares of Common Stock; Mr. Mariash owns no shares of Common Stock; Mr. Dutton owns 1,900 shares of Common Stock; Mr. Hermann owns 45,000 shares of Common Stock; and the Committee owns 100 shares of Common Stock. Collectively, the Committee owns less than 1% of the Shares. No such participant or associate owns any securities other than shares of Common Stock and no such participant or associate owns any such shares of record but not beneficially.


FOR INFORMATION CONTACT:           MR. JOHN D. KUHNS AT (212) 953-1010,
                                                        (860) 435-7000

                                   MR. JOHN M. DUTTON AT (213) 630-4401

                                   MR. HENRY HERMANN, KUHNS BROTHERS &
                                   COMPANY, INC. AT (214) 871-0404

                                       -3-